Exhibit 10.8

FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is made and entered into by and between CIGNA INVESTMENTS, INC. (“Landlord”) and WEATHERFORD ENTERRA U.S., LIMITED PARTNERSHIP (“Tenant”), to be effective as of April 11, 1996 (the “Effective Date”).

R E C I T A L S:

1. Landlord and Tenant entered into that certain Lease Agreement (the “Lease”) dated as of January 26, 1996, whereby Landlord leased to Tenant 73, 746 square feet of rentable area (the “Original Premises”) located on floors 2, 6, 9, 10, and 11 of the 515 Post Oak Building (the “Building”), all as more particularly described in the Lease;

2. By Lease Guaranty Agreement dated as of January 26, 1996 (the “Guaranty”) WEATHERFORD ENTERRA, INC. (“Guarantor”) guaranteed the performance of Tenant’s obligations under the Lease; and

3. Landlord and Tenant now desire to amend the Lease to, among other things, expand the Premises.

NOW THEREFORE, for and in consideration of the premises, Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby confessed and acknowledged, Landlord and Tenant hereby agree that the Lease is further amended as follows (capitalized terms used herein having the meaning attributed to them in the Lease unless specially provided otherwise):

1. Additional Premises Leased. Subject to and upon the terms, provisions and conditions set forth in the Lease and each in consideration of the duties, covenants and obligations of the other hereunder, Landlord does hereby lease, demise and let to Tenant, and Tenant does hereby lease and take from Landlord, the space on floor 7 of the Building (the “Additional Premises”) as reflected on the floor plan thereof attached hereto and made a part hereof for all purposes as EXHIBIT A. Landlord and Tenant hereby stipulate and agree for all purposes under this Amendment and the Lease that the rentable area of the Additional Premises is 13,937 square feet, notwithstanding any different measurement thereof and may be made hereafter by or on behalf of either party. Accordingly, the total rentable area of the Original Premises and the Additional Premises (collectively, the “Premises”) is stipulated and agreed to be 87,683 square feet.

2. Terms and Conditions. Tenant’s lease of the Additional Premises shall be on all of the terms and conditions of the Lease as if the Additional Premises were included within the Original Premises, except as follows:

(a) The term of Tenant’s lease of the Additional Premises shall commence upon delivery of the Additional Premises to Tenant. Landlord shall use reasonable good faith efforts to deliver the entire Additional Premises to Tenant on or before July 1, 1996. However, Tenant acknowledges and agrees that Landlord may not be able to deliver that portion of the Additional Premises consisting of Suite 705 (2,617 square feet) and Suite 730 (3,394 square feet) on or prior to such date due to existing lease obligations with other tenants of the Building occupying such space. Landlord shall deliver such space to Tenant as soon as reasonably possible following the dates such space becomes available. The expiration date with respect to the entire Additional Premises shall be June 30, 2006. Tenant agrees to reimburse Landlord all costs incurred by Landlord with respect to the relocation of the existing tenant in Suite 705 (2,617 square feet) promptly upon receipt of written invoice therefor, such costs to include but not be limited to (i) Landlord’s actual reasonable out-of-pocket costs and expenses of such tenant’s relocation (including the cost of preparing such tenant’s new space for occupancy); provided, however, Tenant’s obligation to reimburse Landlord for relocation expenses for the existing tenant in Suite 705 (including, but not limited to all build out costs and new stationery for such tenant), as described in this item (i) shall be limited to the amount of $30,000.00, and (ii) the amount of Landlord’s total reduction in rentals to be incurred by Landlord as a result of relocating the existing tenant in Suite 705 (2,617 square feet) to larger space Suite 515 (2,892 square feet), over the remainder of such tenant’s existing lease term. For example, Suite 515 contains 2,892 square feet, which is 275 square feet larger than Suite 705. Tenant shall pay to Landlord with respect to item (ii) above the amount of all base rental (calculated at such tenant’s then existing base rental rate which is currently at $10.75 per square foot) and all additional rent or rental adjustments, all as increased from time to time over the remaining term of such tenant’s existing lease attributable to the additional 275 square feet during such time. Tenant may elect to reimburse Landlord for all such relocation costs (items (i) and (ii)) either by (1) payment in lump sum or (2) as a charge against the Allowances to be provided to Tenant by Landlord for improvements to the Original Premises and the Additional Premises pursuant to Exhibit C of the Lease.

(b) Upon commencement, the annual Base Rent payable by Tenant with respect to the Additional Premises shall be at the same rate and on the same terms then in effect with respect to the Original Premises. Tenant shall also pay its Pro Rata Share and all other rental adjustments payable by Tenant with respect to the Additional Premises as provided in the Lease. In the event Landlord has not delivered Suite 705 (2,617 square feet) and Suite 730 (3,394 square feet) on or before July 1, 1996, the commencement of Tenant’s rental abatement period with respect to such space will not be extended (i.e., Tenant’s rental abatement period with respect to the Original Premises and the Additional Premises shall commence on July 1, 1996 and shall expire on September 30, 1996, as provided in Section 3.04 of the Lease).

(c) Tenant acknowledges and agrees that it will take and accept the Additional Premises in its then current condition, i.e., “AS IS”, and “WITH ALL FAULTS”. Tenant acknowledges that no representations as to the repair of the Additional Premises nor promises to alter, remodel or improve the Additional Premises have been made by Landlord; provided, however, the same obligations of Landlord with respect to Expansion Premises, as defined in the Lease, which obligations are more particularly outlined in Exhibit C of the Lease, shall apply to the Additional Premises (irrespective of the fact that the Additional Premises fail to qualify as Expansion Premises based on the timing of and amount of space leased hereunder). In this connection, Landlord hereby acknowledges that the Construction, Planning and Moving Allowances defined in paragraph 15 of Exhibit C of the Lease shall also apply to the Additional Premises, as well as items 1, 4, 7, 8(b) and 8(c) of the Additional Construction Matters Allowances defined in Exhibit C of the Lease. Accordingly, Landlord acknowledges and agrees that for the purposes of determining Landlord’s obligations with respect to Exhibit C “Additional Construction Matters”, items 1, 4, 7, 8(b) and 8(c) (as applied to the Additional Premises), the Additional Premises comprises seventy-nine and eight-tenths percent (79.8%) of the total floor area on Floor 7.

3. Tenant’s Pro Rata Share. Upon commencement of the Lease term with respect to the entire Additional Premises, unless and until any additional space is added to or deducted from the Premises (without implying any right in Landlord or Tenant to add space to or deduct space from the Premises, except as expressly set forth in this Lease), Tenant’s Pro Rata Share is stipulated and agreed to be 35.50%

4. Parking. Upon commencement of the Lease term with respect to the Additional Premises, Tenant shall take and utilize up to thirty-nine (39) additional Parking Permits for unassigned parking spaces in the Garage on the same terms and conditions provided with respect to the original Parking Permits in Exhibit F to the Lease.

5. Effect of Amendment. Expect as expressly amended hereby, all other terms and provisions of the Lease remain unchanged and continue to be in full force and effect and apply to the Additional Premises. All capitalized terms not defined herein shall have the same meanings attributable to them in the Lease. The terms of this Amendment shall control any conflicts between the terms of the Lease and the terms of this Amendment.

6. Multiple Counterparts. This Amendment may be executed in multiple counterparts, and by the parties hereto on separate counterparts, each of which shall be deemed to be an original and all of which together shall constitute but one agreement.

7. Entire Agreement. This Amendment constitutes the entire agreement of the parties with respect to the subject matter hereof, and all prior correspondence, memoranda, agreements or understandings (written or oral) with respect hereto are merged into and superseded by this Amendment.

EXECUTED to be effective as of the date first written above.

	“Landlord”	CONNECTICUT GENERAL LIFE INSURANCE COMPANY

CIGNA INVESTMENTS, INC.

	By:	/s/ Leon Pouncy
	Name:	LEON POUNCY
	Title:	MANAGING DIRECTOR

“Tenant”

WEATHERFORD ENTERRA U.S., LIMITED PARTNERSHIP

Reviewed by	By:	/s/ H. Suzanne Thomas
Legal Dept.	Name:	H. SUZANNE THOMAS
[ILLEGIBLE] / 4/4/96	Title:	SENIOR VICE PRESIDENT
(Initials / Date)

The undersigned Guarantor consents to this Amendment and expressly agrees that the Guaranty shall also apply to the performance of Tenant’s obligations under this Amendment.

[SEAL]

Marked For

Identification

CIGNA

“Guarantor”

WEATHERFORD ENTERRA, INC.

By:	/s/ H. Suzanne Thomas
Name:	H. SUZANNE THOMAS
Title:	SENIOR VICE PRESIDENT